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EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

        AGREEMENT dated the 1st day of June, 2004

BETWEEN:

  IMPERIAL OIL, a partnership of McCOLL-FRONTENAC PETROLEUM INC. and IMPERIAL OIL LIMITED, duly registered in all jurisdictions within Canada and having an office in Calgary, Alberta ("Vendor")

—and—

  RANGELAND NORTHERN PIPELINE COMPANY, a body corporate having an office in Calgary, Alberta ("Purchaser")

—and—

  PACIFIC ENERGY PARTNERS L.P., a limited partnership having an office in Long Beach, California ("Pacific")

        WHEREAS Vendor wishes to sell and Purchaser wishes to purchase, on the terms and conditions contained in this Agreement, all of Vendor's interest in the Assets;

THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1
INTERPRETATION

1.1   Definitions

        In this Agreement, including any schedules (unless otherwise defined therein) the following terms shall have the following meanings:

        "Adjusted Purchase Price" has the meaning given in section 2.2;

        "Affiliate" means a corporation, limited liability company or partnership that is affiliated with the party for which the expression is being applied, and, for the purpose of this definition:

(a)
a corporation, limited liability company or partnership is affiliated with another corporation, limited liability company or partnership if it directly or indirectly controls or is controlled by that other corporation, limited liability company or partnership, and for the purpose of determining whether a corporation, limited liability company or partnership so controls or is so controlled, it shall be deemed that:

(i)
a corporation is directly controlled by another corporation, limited liability company or partnership if shares of the corporation to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the corporation are beneficially owned by that other corporation, limited liability company or partnership and the votes attached to those shares are sufficient, if exercised, to elect a majority of the directors of the corporation,

(ii)
a limited liability company is directly controlled by a corporation, another limited liability company or partnership if shares of the limited liability company to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the limited liability company are beneficially owned by that corporation, other limited liability company or partnership,

  (iii)
  a partnership is directly controlled by a corporation, limited liability company or another partnership if that corporation, limited liability company or other partnership beneficially owns more than fifty percent (50%) interest in the partnership, and

  (iv)
  a corporation, limited liability company or partnership is indirectly controlled by another corporation, limited liability company or partnership if control, as defined in (i), (ii) or (iii) above, as the case may be, is exercised through one or more other corporations, limited liability companies or partnerships;

  (b)
  where two or more corporations, limited liability companies or partnerships are affiliated at the same time with the same corporation, limited liability company or partnership, they will be deemed to be affiliated with each other;

        "Agreement" or "this Agreement" means this Agreement of Purchase and Sale made as of the day and year first above written, between Purchaser and Vendor;

        "Applicable Law" means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of all federal, provincial, municipal and local governmental bodies (whether administrative, legislative, executive or otherwise) and judgments, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party, by which it is bound or having application to the transaction or event in question;

        "Assets" means, collectively the Pipeline Assets, the Leases, the Fee Simple Lands and the Miscellaneous Interests, but not including the Excluded Assets;

        "Business Day" means any day of the week except Saturday, Sunday or any statutory holiday in Alberta;

        "Closing" means the closing of the purchase and sale as contemplated by this Agreement;

        "Closing Date" has the meaning given in section 4.1;

        "Confidentiality Agreement" means the confidentiality agreement dated September 18, 2003 between Imperial Oil Resources and Pacific Energy Group LLC, binding such parties and their Affiliates;

        "Deficiencies" has the meaning given in section 3.2;

        "Deliveries" means the documents listed in Schedule "L";

        "Deposit" has the meaning given in subsection 2.1(b);

        "Dollar" or "$" means a Canadian dollar;

        "Effective Time" has the meaning given in section 2.1;

        "Environment" means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components;

        "Environmental Laws" means Applicable Law which relate to Environmental Matters, health or safety;

        "Environmental Matters" means any activity, event or circumstance in respect of or relating to the past, present or future actual or threatened activities or omissions including:

(a)
the manufacture, construction, processing, distribution, use, holding, collection, accumulation, assessment, generation, treatment, stabilization, storage, disposition, handling, transportation, reporting or Release of Hazardous Substances on, at or into the Environment,

(b)
the protection of the Environment, or

(c)
pollution, reclamation, or restoration of the Environment;

        "Excluded Assets" means assets and technology described in Schedule "C";

        "Fee Simple Lands" means that land which is generally located in SE quarter of section 6, Township 53, Range 23, West of the Fourth Meridian and as more specifically described in Schedule "A" to Schedule "E";

        "Government Authorities" means any federal, provincial, territorial, municipal or other government or government department, agency, board or other authority (including but not limited to a court of law) having jurisdiction over the parties or the Assets and "Government Authority" means any one of them;

        "GST" means the goods and services tax prescribed by the GST Legislation;

        "GST Legislation" means Part IX of the Excise Tax Act (Canada);

        "Hazardous Substances" means hazardous or toxic substances, hazardous wastes, radioactive substances, asbestos, polychlorinated biphenyls, pollutants, contaminants, dangerous goods and hydrocarbons including any and all substances and wastes as regulated under any Environmental Law;

        "Knowledge" means the actual knowledge or awareness of its current officers and employees who are primarily responsible for the matter in question in the course of their normal duties (other than those employees employed in the field who do not have management responsibilities, provided Vendor has made reasonable inquiry of such employees), after reasonable inquiry of Vendor's applicable files and records. For these purposes, knowledge and awareness do not include the knowledge of any third party or constructive knowledge. Vendor does not have any obligation to make inquiry of third parties or the files and records of any third party or public authority in connection with representations and knowledge that are made to its knowledge or awareness;

        "Leases" means, collectively, the various fee-simple titles, leases, easements, rights of way, right of way access, right of entry, crossing agreements, consents, surface leases, options to lease, options to purchase land, licences of occupation, pipeline installation leases, reservations, permits, licences and other documents of title by virtue of which the Vendor is entitled to enter upon, use occupy and enjoy lands for the operation and maintenance of the Pipeline Assets and which include the interests set out in Schedule "B";

        "Letter of Intent" means the letter of intent dated February 23, 2004 between Imperial Oil Resources and Pacific Energy Group LLC;

        "Miscellaneous Interests" means the entire right, title, estate and interest of Vendor, in all property, assets and rights relating to the Pipeline Assets and the Leases, other than the Pipeline Assets and the Leases, to which Vendor is entitled at Closing Date in:

(a)
all contracts and agreements relating to the ownership, maintenance, operation or use of the Pipeline Assets, the Leases and the Tangibles, or any rights in relation to them,

(b)
in addition to the Leases, those subsisting rights to enter upon, use and occupy the surface of any lands upon which any of the Pipeline Assets are located or of any lands to be crossed in order to gain access to any of Pipeline Assets,

(c)
pipeline and other permits, licences and authorizations relating to the Pipeline Assets,

(d)
all books, records, documents, drawings, inspection reports, engineering and production data relating to the Assets including statements related to original capital expenditures incurred to commission the Pipeline Assets into service and statements related to operating costs attributable to the Pipeline Assets for the three fiscal years preceding the year in which Closing occurs, excluding:

  (i)
  accounting records,

  (ii)
  proprietary manuals not specific to the Assets,

  (iii)
  forecasts and interpretive reports, and

  (iv)
  technology as described in Schedule "C";

        "Permitted Encumbrances" means:

(a)
easements, rights of way, servitudes and similar rights in land including, but not limited to, rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables,

(b)
the right reserved to or vested in any Government Authorities by the terms of any lease, licence, franchise, grant or permit forming part of the Assets, or by any statutory provision, to terminate any lease, licence, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance of them,

(c)
the right to levy taxes on the revenue from the Assets, and governmental restrictions on pipeline flow rates or on the operation of any facility or otherwise affecting the value of any facility,

(d)
the terms and conditions of the Leases,

(e)
rights reserved to or vested in any Government Authority to control or regulate any of the Assets in any manner and all Applicable Laws of Government Authorities,

(f)
the right reserved or vested in any person to create or incur a lien:

(i)
as security, in favour of a person conducting the development or operation of any of the Assets, for Vendor's proportionate share of the costs and expenses of the development or operation but only to the extent those liens relate to costs and expenses for which payment is not due,

(ii)
for taxes, assessments or governmental charges which are not due, or

(iii)
that is a mechanics' lien, builders' lien or materialmens' lien in respect of services rendered or goods supplied but only to the extent such lien relates to goods or services for which payment is not due,

(g)
the reservations, limitations, provisos and conditions in any original grant from the Crown of any of the Leases or interests in them, and statutory exceptions to title,

(h)
liens incurred, created and granted in the ordinary course of business to a public utility, municipality or Government Authorities in connection with operations conducted with respect to the Assets, but only to the extent those liens relate to costs and expenses for which payment is not due,

(i)
any lien contemplated by subsections (f) and (h) which has been created or incurred but is being contested in good faith by Vendor; and

(j)
the encumbrances defined as Permitted Encumbrances in the Real Property Purchase Agreement as related to the Fee Simple Lands.

        "Pipeline Assets" means the pipeline systems owned by Vendor described in Schedule "A" and including the Tangibles and all equipment used in conjunction with the pipelines, whether attached or appurtenant thereto, or located upon any lands governed by the Leases as of the Effective Time but not including the Excluded Assets;

        "Prime" means an annual rate of interest equal to the annual rate of interest announced from time to time at the main branch of the Royal Bank of Canada in Calgary, Alberta as a reference rate then in effect for determining interest rates on Canadian dollar demand commercial loans made in Canada;

        "Purchase Price" has the meaning given in section 2.2;

        "Real Property Closing Date" has the meaning specified in the Real Property Purchase Agreement dated the date hereof between the Vendor and Purchaser regarding the Fee Simple Lands in the form attached as Schedule "E";

        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into or through the Environment or into or out of any lands, including the movement of a Hazardous Substance into or through the Environment or into or out of any lands, including the movement of a Hazardous Substance through or in any part of the Environment;

        "Statement of Adjustments" shall have the meaning given in subsection 2.5(b);

        "Tangibles" means the interest of Vendor in all tangible depreciable property and assets that form part of or are used in connection with the Pipeline Assets;

        "Third Anniversary Date" means the day that is three (3) years from the Closing Date, provided that if such day is not a Business Day, the first Business Day following such day;

        "Third Party" means any individual or entity other than Vendor, Purchaser, Pacific and their Affiliates;

1.2   Schedules

        The following schedules are annexed to and form a part of this Agreement:

Schedule "A"	—	Pipeline Assets;
Schedule "B"	—	Leases;
Schedule "C"	—	Excluded Assets;
Schedule "D"	—	form of General Conveyance;
Schedule "E"	—	form of Real Property Purchase Agreement;
Schedule "F"	—	form of Transitional Services Agreement;
Schedule "G"	—	form of Buy-Sell Transportation Agreement;
Schedule "H"	—	form of Joint Use of Easement Agreement;
Schedule "I"	—	form of Cathodic Protection Agreement;
Schedule "J"	—	form of Agreement Regarding Disposition of Bonnie Glen Pipeline;
Schedule "K"	—	form of Agreement for Vendor's Tariffs and Tolls;
Schedule "L"	—	Deliveries.

1.3   Headings

        The insertion of headings in this Agreement is for convenience of reference only and does not affect the construction or interpretation of this Agreement.

1.4   Gender

        Whenever the singular or masculine or neuter is used in this Agreement, it will be construed as meaning plural or feminine or referring to a corporation, firm or partnership and vice versa.

1.5   Entire Agreement

        Except for the Confidentiality Agreement, this Agreement expresses and constitutes the entire Agreement between the parties for the purchase and sale of the Assets and may be amended only by written instrument executed by Vendor and Purchaser.

1.6   Conflicts

        To the extent of a conflict or inconsistency between this Agreement and the Real Property Purchase Agreement, the provisions of this Agreement shall prevail. To the extent of a conflict or inconsistency between this Agreement, the Real Property Purchase Agreement and the Indemnity and Release Agreement attached to the Real Property Purchase Agreement, the Indemnity and Release Agreement attached to the Real Property Purchase Agreement, when executed, shall prevail to the extent of the conflict or inconsistency.

1.7   Time

        In this Agreement all times are Mountain Standard Time or Daylight Saving Time, whichever is in effect pursuant to the Daylight Saving Time Act (Alberta).

ARTICLE 2
PURCHASE AND SALE

2.1   Purchase and Sale

(a)
Vendor agrees to sell and transfer the Assets to Purchaser and Purchaser agrees to purchase and accept the Assets from Vendor, on the terms and conditions described in this Agreement. If the purchase and sale contemplated by this Agreement is completed, possession and risk of ownership of the Assets shall be deemed to have passed to Purchaser effective as of 10:00 AM on the Closing Date ("Effective Time").

(b)
Upon execution of this Agreement, Purchaser shall pay $3,100,000.00 (the "Deposit") to Vendor by certified cheque or bank draft as a deposit against the Purchase Price. If Closing occurs the Deposit shall be applied towards payment of the Adjusted Purchase Price. If this Agreement is terminated pursuant to sections 3.2 or 4.4, the Deposit shall be handled in the manner specified in section 7.1.

2.2   Purchase Price

        The price to be paid by Purchaser to Vendor for the Assets (the "Purchase Price") is $31,500,000.00, payable as follows:

(a)
the Deposit shall be paid to Vendor in accordance with section 2.1(b);

(b)
$23,400,000.00 shall be payable to Vendor on the Closing Date; and

(c)
$5,000,000.00 shall be payable to Vendor on the Third Anniversary Date;

        plus or minus the adjustments to be made at Closing pursuant to section 2.5, (collectively the "Adjusted Purchase Price").

2.3   Allocation of Purchase Price

        The Adjusted Purchase Price shall be allocated as follows:

(a)	Miscellaneous Interests	$1.00
(b)	Tangibles comprised of:
	CCA Class 1—Pipelines	$21,200,000.00
	CCA Class 2—Pipelines	$3,300,000.00
	CCA Class 3—Buildings	$300,000.00
	CCA Class 8—Other Equipment	$2,400,000.00
(c)	Fee Simple Lands	$500,000.00
(d)	Rights of Way	$3,300,000.00
(e)	Interest	$499,999.00

2.4   Goods and Service Tax

(a)
Vendor and Purchaser will make a joint election under section 167 of the GST Legislation so that GST will not be payable on the transfer of the Assets (including in respect of the Fee Simple Lands to be transferred pursuant to the Real Property Purchase Agreement attached as Schedule "E". The parties will both execute the relevant GST form for Closing to effect that election. Purchaser will file that form with its GST return for the reporting period in which Closing occurs. In the event the applicable Government Authority does not accept the election, the Purchaser shall pay to the Vendor all GST payable on or in respect of the transfer of the Assets and shall indemnify Vendor from any penalties or interest which the Vendor may be assessed under the GST Legislation as a result of the transfer of the Assets not being eligible for the Section 167 election.

(b)
If the amount of the GST payable hereunder is adjusted as a result of any reassessment by the applicable Governmental Authority, any adjustment and any associated interest and penalties will be for the Purchaser's account. However, the parties will cooperate to ensure that all reasonable steps are taken to minimize the net impact of any such taxes and the corresponding penalties and interest.

2.5   Adjustments

(a)
All benefits and obligations incurred for or in connection with the Assets prior to the Effective Time, including operating costs, capital costs and Lease rentals are for Vendor's account (whether paid before or after Closing). All prepaid rentals, paid on account of the Assets before the Effective Time, shall be apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time.

(b)
On or before 3 Business Days prior to the Closing Date, Vendor shall deliver to Purchaser a statement of all adjustments ("Statement of Adjustments") to be made pursuant to section 2.5(a) in respect of the costs and expenses of Vendor prior to Closing. The Statement of Adjustments shall be prepared on the basis of Vendor's good faith estimate of such costs. Vendor shall make available to Purchaser all information reasonably necessary for Purchaser to understand and confirm the calculations in such statement and any amount deemed owing by one party or another pursuant to the Statement of Adjustments shall be used to calculate the payment made by Purchaser at Closing pursuant to section 2.2. The Statement of Adjustments shall be signed by Vendor and Purchaser at the Closing Date. Any invoice received by a party after Closing which relates to costs or expenses incurred in connection with the Assets before the Effective Time shall continue to be apportioned to, and paid by, the relevant party in accordance with section 2.5(a) for a period of six (6) months following the Closing Date.

ARTICLE 3
INTERIM MATTERS

3.1   Title Examination and Access to the Assets

(a)
If and as requested by Purchaser prior to Closing Date, Vendor shall make or cause to be made available to Purchaser and its representatives (subject to their being covered by the Confidentiality Agreement), during reasonable business hours:

(i)
all information and documentation in its possession or available to it relating to the title of Vendor to the Assets,

(ii)
the accounting, financial, tax (excluding income tax) and operating records of Vendor for the Assets,

(iii)
all engineering, maintenance and operating reports, records, logs, drawings and other data for the Assets, including pipeline inspection tool reports but excluding all other forecasts and interpretive reports, and

(iv)
all documents and materials relating to Environmental Matters and access to Vendor's environmental and production engineering personnel for the purpose of discussing Environmental Matters.

(b)
At Purchaser's risk and expense and upon reasonable notice, Vendor shall allow Purchaser and its representatives physical access to the Assets, to the extent Vendor has or can reasonably obtain access, to allow Purchaser to assess the condition of the Pipeline Assets and to identify any Environmental Matters or abandonment and reclamation costs.

3.2   Deficiencies

(a)
Purchaser shall from time to time but no later than 7 days before Closing Date, give written notice to Vendor describing in reasonable detail all defects, deficiencies, irregularities and missing documentation relating to the Assets that, in the reasonable opinion of Purchaser, materially and adversely affect the value of the Assets and that Purchaser requires to have remedied ("Deficiencies"). Vendor shall use reasonable efforts to promptly remedy the Deficiencies specified by Purchaser and Purchaser shall notify Vendor within two Business Days after Vendor has provided such remedies to Purchaser if the Deficiencies are not remedied to Purchaser's satisfaction.

(b)
If all Deficiencies are not remedied to Purchaser's satisfaction, acting reasonably, prior to 5:00 p.m. on the third Business Day before the Closing Date, Purchaser shall elect by written notice not later than the second Business Day before Closing Date:

(i)
with the agreement of Vendor, to grant a further period of time within which Vendor may remedy the uncured Deficiencies, to Purchaser's satisfaction, acting reasonably, or

(ii)
waive the unremedied Deficiencies and proceed with the completion of the transaction contemplated by this Agreement, or

(iii)
to terminate this Agreement and section 7.1 shall apply.

3.3   Interim Provisions

        Between the date of this Agreement and Closing Date, Vendor shall operate and maintain the Assets in a proper and prudent manner in accordance with good industry practices and any agreements governing the ownership and operation of the Assets. Vendor shall not, without the prior written approval of Purchaser, which approval shall not be unreasonably withheld and shall be given in a timely fashion:

(a)
authorize or make any expenditure in respect of the Assets, other than:

(i)
usual operating expenditures incurred,

(ii)
capital expenditures required in accordance with accepted industry practice, for which Vendor's share does not exceed $25,000 for any single operation, and

(iii)
expenditures which Vendor deems necessary to protect lives, property or income;

(b)
propose or initiate any operations to expand or restrict capacity of the Pipeline Assets;

(c)
surrender or abandon any of the Assets; or

(d)
amend any significant agreement or instrument relating to the Assets if the amendment would have a material adverse effect on the aggregate value of the Assets.

        If Purchaser does not respond to a written request by Vendor for an approval within five (5) Business Days, it will be deemed to have given its approval to the matter, which is subject of such written request.

ARTICLE 4
COMPLETION

4.1   Closing Date

        The closing of the purchase and sale contemplated by this Agreement shall take place at the office of Vendor at 237 - 4th Avenue, S.W., Calgary, Alberta at on June 30, 2004, or at any other place or at any other time or date agreed to in writing by the parties ("Closing Date").

4.2   Vendor Deliveries at Closing

        At Closing, Vendor shall deliver, or cause to be delivered, to Purchaser, the following:

(a)
the General Conveyance in the form of Schedule "D" executed by Vendor;

(b)
the officer's certificate of Vendor specified in section 4.4(d);

(c)
the following documents, all executed by Vendor or by Vendor's Affiliate, as may be required to specifically convey Vendor's interest in the Assets to Purchaser or Purchaser's nominee, who must be an Affiliate of Purchaser.

(i)
all transfers, conveyances (including the conveyance in the form attached as Schedule "D"), assignments, novation agreements, notices, and other documents and instruments reasonably required by Purchaser for the purpose of effecting the purchase and sale of all of the Assets in accordance with the terms of this Agreement, all executed by Vendor (but execution by Third Parties shall not be required),

(ii)
either the documents included in Miscellaneous Interests or an undertaking to Purchaser to provide them within 30 days following the Closing Date,

(iii)
the Transitional Services Agreement set forth in substantially the form attached as Schedule "F",

(iv)
the Transportation Agreement set forth in substantially the form attached as Schedule "G",

(v)
the Joint Use of Easement Agreement set forth in substantially the form attached as Schedule "H",

  (vi)
  the Cathodic Protection Agreement set forth in substantially the form attached as Schedule "I",

  (vii)
  the Agreement Regarding Disposition of Bonnie Glen Pipeline set forth in substantially the form attached as Schedule "J",

  (viii)
  the Agreement for Vendor's Tariffs and Tolls set forth in substantially the form attached as Schedule "K",

  (ix)
  an officer's certificate of Vendor covenanting to certify at the Real Property Closing Date, that Vendor shall have performed in all material respects, all covenants, agreements and conditions required by the Real Property Purchase Agreement to be performed or complied with by Vendor on or prior to the Real Property Closing Date and that Vendor's representations and warranties contained in Section 5.1 as they pertain to the Fee Simple Lands shall be true and correct on the date of the Real Property Purchase Agreement and on the Real Property Closing Date and Vendor shall not be aware on the Real Property Closing Date of any facts indicating the contrary; and

  (x)
  any other documents required to be delivered by Vendor to Purchaser at Closing pursuant to this Agreement.

4.3   Purchaser and Pacific Deliveries at Closing

        At Closing, Purchaser shall deliver, or cause to be delivered, to Vendor, the following:

(a)
the amounts payable by Purchaser at Closing pursuant to section 2.2;

(b)
the General Conveyance in the form of Schedule "D" executed by Purchaser;

(c)
the officer's certificate of Purchaser specified in section 4.5(b);

(d)
the officer's certificate of Pacific specified in section 4.5(c);

(e)
the documents specified in section 4.2(c), all executed by Purchaser or Purchaser's nominee (who must be an Affiliate of Purchaser) as Purchaser may direct;

(f)
any other documents required to be delivered by Purchaser to Vendor at Closing pursuant to this Agreement.

4.4   Purchaser's Conditions Precedent

        The following are conditions precedent to Purchaser's obligation to complete the purchase of the Assets:

(a)
on or before Closing Date Purchaser shall be satisfied that there are no defects in the physical condition of the Pipeline Assets that would have a material adverse effect on the aggregate value of the Assets;

(b)
except as approved in writing by Purchaser, between the date of this Agreement and Closing Date there shall not be any damage to or alteration of the Assets (including, but not limited to, any significant amendment to any agreement or instrument forming a part of them) that would have a material adverse effect on the aggregate value of the Assets;

(c)
Vendor shall have complied with its obligations specified in section 4.2;

(d)
Vendor shall have performed in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by Vendor on or prior to Closing Date and Vendor's representations and warranties contained in section 5.1 shall be true and correct on the date of this Agreement and on Closing Date and Purchaser shall not be aware on Closing Date of any facts indicating the contrary. On Closing Date, Vendor shall have delivered to Purchaser a certificate, dated as of Closing Date, stating that it has performed all such covenants, agreements and conditions and that the representations and warranties contained in section 5.1 are true and correct on the date of this Agreement and on Closing Date;

(e)
there shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the transactions contemplated by this Agreement. There shall not be pending or threatened any litigation or proceeding instituted by any Third Party or Government Authority to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement, or the operation of the Assets by Purchaser after the Closing Date.

(f)
The transactions contemplated by this Agreement shall have been approved by Industry Canada under the Investment Canada Act.

(g)
Purchaser shall be satisfied that the result of its environmental due diligence performed on or in connection with the Fee Simple Lands has not identified any Environmental Matters, the reclamation of which would have a material adverse effect on the aggregate value of the Assets;

(h)
Vendor shall have executed and delivered to Purchaser concurrently with its execution of this Agreement, the Real Property Purchase and Sale Agreement attached hereto as Schedule "E";

(i)
At Closing, Purchaser shall have received the documents specified in section 4.2(c) executed by Vendor.

        The preceding conditions are for the sole benefit of Purchaser and may be waived in whole or in part by Purchaser in writing. If any of the preceding conditions is not satisfied or waived by Purchaser on or before Closing, Purchaser may terminate this Agreement by written notice to Vendor on Closing Date and section 7.1 shall apply.

4.5   Vendor's Conditions Precedent

        The following are conditions precedent to Vendor's obligation to complete the sale of the Assets:

(a)
on the Closing Date, Purchaser shall have delivered to Vendor a certified cheque or bank draft payable to Vendor in an amount equal to the aggregate of:

(i)
the Purchase Price minus the Deposit, minus

(ii)
the amount in section 2.2(c), minus

(iii)
the interest on the Deposit at Prime calculated from the date the Deposit is received by Vendor up to, but not including, Closing Date, plus

(iv)
the amount due pursuant to section 2.4, if any;

(b)
Purchaser shall have performed in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser on or prior to Closing Date and Purchaser's representations and warranties contained in section 5.3 shall be true and correct on the date of this Agreement and on Closing Date and Vendor shall not be aware on Closing Date of any facts indicating the contrary. On Closing Date, Purchaser shall have delivered to Vendor a certificate of Purchaser, dated as of Closing Date, stating that it has performed all such covenants, agreements and conditions and that the representations and warranties contained in section 5.3 are true and correct on the date of this Agreement and on Closing Date;

(c)
Pacific shall have performed in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by Pacific as guarantor on or prior to Closing Date and Pacific's representations and warranties contained in section 5.4 shall be true and correct on the date of this Agreement and on Closing Date and Vendor shall not be aware on Closing Date of any facts indicating the contrary. On Closing Date, Pacific shall have delivered to Vendor a certificate of Pacific, dated as of Closing Date, stating that it has performed all such covenants, agreements and conditions and that the representations and warranties contained in section 5.4 are true and correct on the date of this Agreement and on Closing Date;

(d)
Purchaser shall have provided Vendor with evidence that it, or its Affiliate, has satisfied applicable regulatory requirements to become a licensee of the Pipeline Assets;

(e)
an irrevocable letter of credit redeemable no later than on the Third Anniversary Date in guarantee of the amount of $5,000,000.00 in favour of Vendor and drawn on one of the five major banks in Canada, which Purchaser may satisfy by a letter of credit having an expiration date prior to the Third Anniversary Date, so long as it is payable upon expiration in the absence of a renewal or replacement and so long as such letter is in fact renewed or replaced prior to any expiration before the Third Anniversary Date; and

(f)
Purchaser shall have executed and delivered to Vendor concurrently with its execution of this Agreement, the Real Property Purchase and Sale Agreement attached hereto as Schedule "E"; and

(g)
Purchaser and Pacific shall have complied with the obligations specified in section 4.3.

        The preceding conditions are for the sole benefit of Vendor and may be waived in whole or in part by Vendor in writing. If any of the preceding conditions is not satisfied or waived by Vendor on or before Closing, Vendor may terminate this Agreement by written notice to Purchaser on Closing Date and section 7.1 shall apply.

4.6   Efforts to Fulfill Conditions

(a)
Purchaser and Vendor shall proceed diligently, honestly and in good faith and use all reasonable efforts to satisfy and comply with and assist in the satisfaction of and compliance with the conditions set forth in sections 4.4 and 4.5;

(b)
Purchaser shall promptly make all requisite applications and filings required pursuant to the Investment Canada Act in respect of the transaction contemplated by this Agreement and shall pay any applicable fee and all taxes thereon. Notwithstanding the foregoing, Vendor shall cooperate with and provide reasonable assistance to Purchaser in the preparation of any such applications and filings. Purchaser shall provide Vendor in advance, copies of all applications and filings (other than portions thereof relating to the future plans of Purchaser) for approval by Vendor, not to be unreasonably withheld;

(c)
Purchaser shall provide Vendor with copies of all notifications or approvals obtained immediately upon receipt of same; and

(d)
If a party for whose benefit a condition has been included in section 4.4 or 4.5 fails to notify the other party at or prior to Closing as to whether or not the condition has been satisfied or complied with, the condition shall be conclusively deemed to have been waived by such party.

4.7   Post-Completion Administration

(a)
If the purchase and sale contemplated by this Agreement is completed, then until Purchaser becomes the recognized holder of the Assets in the place of Vendor, the provisions of section 3.3 shall apply to the Assets and Vendor shall:

(i)
hold possession of the Assets on behalf of Purchaser and receive and hold all proceeds, benefits and advantages incurred for the Assets for the benefit, use and ownership of Purchaser, in accordance with good industry practices;

(ii)
in a timely manner deliver to Purchaser all revenues, proceeds and other benefits received by Vendor for the Assets after deduction of any amounts owing by Purchaser to Vendor in respect of the Assets;

(iii)
in a timely manner deliver to Purchaser all Third Party notices, and communications in respect of the Assets received by Vendor;

(iv)
in a timely manner deliver to Third Parties all notices and communications as Purchaser may reasonably request and all monies and other items Purchaser reasonably provides for the Assets; and

(v)
as agent of Purchaser, do and perform all acts and things, and execute and deliver all agreements, notices and other documents and instruments, that Purchaser reasonably requests for the purpose of facilitating the exercise of rights incidental to the ownership of the Assets.

    Vendor is not liable to Purchaser for any loss or damage suffered by Purchaser in connection with the arrangement established by this section 4.7, except to the extent that the loss or damage is caused by Vendor's gross negligence or its willful misconduct. Purchaser shall indemnify and save harmless Vendor from and against any claims, demands, actions, causes of action, damages, losses, costs (including costs on a solicitor/client basis), liability or expense arising out of the performance by Vendor of its obligations under this section 4.7, except to the extent that the loss or damage is caused by Vendor's gross negligence or its willful misconduct. Nothing in this section 4.7 shall be construed as extending or restricting or limiting in any manner any of the other covenants, warranties, representations and other obligations of the parties under this Agreement.

(b)
If Vendor is obligated to make any payments after Closing Date in connection with the operation of the Assets, Purchaser shall reimburse Vendor for such amounts within 30 days from receipt of Vendor's invoice.

(c)
Vendor shall pay, on behalf of Purchaser, all rentals for the Leases and surface rights with anniversary dates falling on or before the last day of the third calendar month following the month in which Closing Date occurs.

(d)
Purchaser shall provide Vendor with reasonable access to, and Vendor may retain or subsequently obtain from Purchaser copies or photocopies of, any of the documents comprised in Miscellaneous Interests that it considers necessary to enable it to comply with any Applicable Laws or the requirements of any authority or to conduct audits relating to the period prior to the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1   Vendor's Representations

        Vendor represents and warrants to Purchaser that:

(a)
Imperial Oil is a partnership duly formed pursuant to, and validly subsisting under, the laws of those jurisdictions in which it is required to be registered for the purposes of this transaction;

(b)
Vendor has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(c)
the execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement do not and will not violate or conflict with any provision of:

(i)
the constating documents relating to Vendor or any statute, rule or regulation applicable to Vendor, or

(ii)
any agreement or instrument to which Vendor is a party or by which it is bound and of which Vendor has Knowledge or any judgment, decree or order applicable to Vendor;

(d)
this Agreement is, and all documents executed and delivered pursuant to this Agreement will be, legal, valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms;

(e)
Vendor does not warrant title to the Leases or Fee Simple Lands, however, Vendor does represent and warrant that:

(i)
it has not committed any act or failed to do any act that would result in any of the Leases or Fee Simple Lands being cancelled or subject to termination, surrender, forfeiture, alienation or reduction; and

(ii)
the Leases, the Tangibles and the Fee Simple Lands are free and clear of all liens, encumbrances, adverse claims, demands and royalties or other interests created by, through or under Vendor, except for the Permitted Encumbrances;

(f)
subject to the rents, covenants and conditions of the Leases to be paid, performed and observed by the lessee, Purchaser may hold the Leases for the remainder of their terms, and all renewals or extensions of them and may hold the Fee Simple Lands, for its own benefit without interruption by Vendor or any other person claiming by, through or under Vendor;

(g)
there are no authorizations for expenditures pursuant to which expenditures are or may be made, nor any other financial commitments outstanding or due, or that may become due for the Assets or their operations after the Effective Time other than those to which Purchaser has given its consent and those for which no consent was required pursuant to the Leases and operating agreements;

(h)
to the best of Vendor's Knowledge, Vendor has performed and observed all of its duties, liabilities, obligations and covenants required to be performed by it under the terms of any of the Leases and agreements pertaining to the Assets, and Vendor is not in default of any of the terms, covenants and conditions of those Leases or agreements, the default of which would have a material adverse effect on the aggregate value of the Assets;

(i)
to the best of Vendor's Knowledge, there are no charges, claims, proceedings, suits or actions in existence contemplated or threatened, against the Assets or the interest of Vendor in them that would have a material adverse effect on the aggregate value of the Assets;

(j)
Vendor has not incurred any liability, contingent or otherwise, for brokers' or finders' fees for this transaction for which Purchaser will have any obligation or liability;

(k)
to the best of Vendor's Knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the ownership of the Assets or the receipt of proceeds from them, and all rentals incurred prior to Closing Date that are due before Closing Date will have been paid by Vendor;

(l)
to best of Vendor's Knowledge:

(i)
all operations in respect of the Assets have been conducted in accordance with Applicable Law in all material respects;

(ii)
all material permits, authorizations, approvals and licences required to operate the Pipeline Assets have been obtained and are in force; and

(iii)
all Tangibles have been maintained in accordance with good industry practices;

(m)
except for agreements that can be terminated on notice of 31 days or less without penalty, the Vendor is not a party to any agreement for the contract operation by a Third Party of the Assets or any of them, or agreements to provide transportation, capacity or service to any person;

(n)
none of the Tangibles whose value is in excess of $50,000 are subject to a lease to or from Vendor;

(o)
to the best of Vendor's Knowledge, Vendor has not received notice of default and is not, to Vendor's Knowledge, in any default under any material obligation, agreement, document, order, writ, injunction or decree of any Government Authority or Applicable Law, which could reasonably be expected to have a material adverse effect on the aggregate value of the Assets;

(p)
the Assets are not subject to any preferential right of purchase requiring procurement of a waiver from a Third Party prior to the disposition of any of the Assets;

(q)
to the best of Vendor's Knowledge, it has not received any notices, orders or demands from any Governmental Authority for any Environmental Matter relating to the Assets that has not been complied with in all material respects;

(r)
neither the Vendor, nor any of its partners, is a non-resident of Canada for the purposes of the Income Tax Act (Canada); and

(s)
without limiting the generality of the foregoing representations and warranties of Vendor, Vendor has not failed to disclose to Purchaser, any fact or information that would be material to a purchaser of assets similar to the Assets, and there has been no event, transaction or information that could reasonably be expected to have a material adverse effect on the aggregate value of the Assets that Vendor is aware of that it has not disclosed either, in writing to Purchaser, or made available for review by Vendor.

5.2   Limitation

(a)
Vendor makes no representations or warranties for the Assets except as contained in section 5.1. Vendor disclaims any liability and responsibility for any representation or warranty that may have been made or alleged to have been made and contained in any document or statement made or communicated to Purchaser including, but not limited to, any opinion, information or advice provided to Purchaser by any officer, shareholder, director, employee, agent, consultant or representative of Vendor in respect of:

(i)
estimates of prices or future cash flows arising from the Assets;

(iii)
any engineering or other interpretations or economic evaluations of the Assets; and

  (iv)
  the quality, condition, fitness or merchantability of any of the Assets.

(b)
Purchaser acknowledges it has made, and will continue prior to Closing Date to make, its own independent examination, investigation, analysis, evaluation and verification of the Assets, including Purchaser's own estimate and appraisal of the extent and value of the Assets.

5.3   Representations of Purchaser

        Purchaser represents and warrants to Vendor that:

(a)
Purchaser is an unlimited liability company duly organized and validly subsisting under the laws of its jurisdiction of incorporation and the laws of those jurisdictions in which it is required to be registered for the purposes of this transaction;

(b)
Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform all obligations under this Agreement;

(c)
the execution and delivery of this Agreement and the completion of the purchase of the Assets in accordance with the terms of this Agreement do not and will not violate or conflict with any provision of:

(i)
the charter, bylaws or equivalent governing documents relating to Purchaser or any statute, rule or regulation applicable to Purchaser, or

(ii)
any agreement or instrument to which Purchaser is a party or by which it is bound and of which Purchaser has knowledge or any judgment, decree or order applicable to Purchaser;

(d)
this Agreement and all documents executed and delivered pursuant to this Agreement are legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

(e)
Purchaser has not incurred any liability, contingent or otherwise, for broker's or finder's fees for this transaction for which Vendor will have any obligation or liability;

(f)
Purchaser is a "non-Canadian" as that term is defined in the Investment Canada Act (Canada); and

(g)
all regulatory approvals needed by Purchaser in connection with the transaction contemplated by this Agreement will either be obtained by the Closing Date or are not required, except notification under the Investment Canada Act (Canada) which shall be filed within 30 days before Closing Date, if required, and the applicable waiting period under the Competition Act (Canada) will have expired before the Closing Date.

5.4   Representations of Pacific

        Pacific represents and warrants to Vendor that:

(a)
Pacific is a limited partnership duly formed to and validly subsisting under the laws of its jurisdiction of formation;

(b)
Pacific has the requisite power and authority to execute and deliver this Agreement and to perform its obligations as guarantor under section 6.7 of this Agreement;

(c)
the execution and delivery by Pacific of this Agreement and the guarantee of Purchaser's obligations under this Agreement do not and will not violate or conflict with any provision of:

(i)
the charter, bylaws or equivalent governing documents relating to Pacific or any statute, rule or regulation applicable to Pacific, or

  (ii)
  any agreement or instrument to which Pacific is a party or by which it is bound and of which Pacific has knowledge or any judgment, decree or order applicable to Pacific;

(d)
the guarantee executed and delivered by Pacific pursuant to this Agreement is a legal, valid and binding obligation of Pacific enforceable against Pacific in accordance with its terms; and

(e)
Pacific has not incurred any liability, contingent or otherwise, for broker's or finder's fees for this transaction for which Vendor will have any obligation or liability.

5.5   Enforcement Limitation

        Vendor may not enforce any claim for any breach or failure of any representation or warranty contained in section 5.3 or 5.4 unless Vendor has given Purchaser and Pacific written notice of the claim within 18 months of Closing Date, including particulars of the representation or warranty alleged to have failed or been breached and details of the facts establishing the failure or breach. Similarly, Purchaser may not enforce any claim for any failure or breach of any representation or warranty contained in section 5.1 unless Purchaser has given Vendor written notice of the claim within 18 months of Closing Date, including particulars of the representation or warranty alleged to have failed or been breached and details of the facts establishing the failure or breach. A failure or breach of a representation or warranty prior to Closing Date (unless it has previously been remedied in full to the satisfaction of the other party by the party whose representation or warranty has failed) entitles the party for whose benefit the representation or warranty existed to declare this Agreement terminated and of no effect in which case the provisions of section 7.1 shall apply. A misrepresentation or failure of a representation or warranty subsequent to the Closing Date shall entitle a party for whose benefit the representation or warranty existed to claim damages only.

ARTICLE 6
RECOURSE

6.1   General Indemnification

        Except as provided in section 6.2, Vendor shall continue to be liable for and indemnify Purchaser, its Affiliates and their respective directors, officers, employees, agents and representatives from and against any claims, demands, actions, causes of action, damages, losses, costs (including legal costs on a solicitor/client basis), liabilities or expenses arising out of any matter pertaining to the Assets and accruing prior to the Effective Time. This indemnity is not a title warranty and does not provide an extension of any warranty contained in section 5.1. If the purchase and sale of the Assets is completed in accordance with the provisions of this Agreement, Purchaser shall be liable for and indemnify Vendor, its Affiliates and their respective directors, officers, employees, agents and representatives from and against any claims, demands, actions, causes of action, damages, losses, costs (including legal costs on a solicitor/client basis), liabilities or expenses arising out of any matter or thing pertaining to the Assets and accruing on or after the Effective Time. Except as provided in section 6.2, each of the preceding indemnifications applies only to those claims made within 18 months of Closing Date and to the extent that the liabilities, losses, costs, claims or damages suffered or incurred by Vendor or Purchaser, as the case may be, have not arisen as a result of the negligence or willful misconduct of the party claiming the indemnity or as a result of the breach of any of that party's covenants, warranties, representations or other obligations under this Agreement.

6.2   Indemnification for Environmental Damage and Reclamation Costs

(a)
Purchaser acknowledges it is purchasing the Assets on an "as is" basis and, subject to Closing and except as otherwise provided in Subsection 6.2(d), shall assume liability for all environmental obligations and liabilities and all abandonment and restoration costs attributable to the Assets. Provided that Closing occurs, Purchaser shall be solely liable for and indemnify Vendor against any claims, demands, actions, causes of action, damages, losses, costs (including legal costs on a solicitor/client basis), liabilities or expenses suffered by Vendor or which it may sustain, pay or incur as a result of any act, omission, matter or thing for which a claim is made on or after the Effective Time in connection with all environmental obligations and liabilities and all abandonment and restoration costs relating to the Assets whether they arise before or after the Effective Time except to the extent resulting from a breach of Vendor's representation and warranty contained in Subsections 5.1(i), (o), (q) or (s) and except to the extent otherwise provided in Subsection 6.2(d).

(b)
Vendor and Purchaser acknowledge that Purchaser's assumption of responsibility for the future abandonment, reclamation costs and environmental responsibilities associated with the Assets and Vendor's release of responsibility therefor was accounted for in determining the Purchase Price.

(c)
Vendor agrees, to the extent Purchaser requested, to provide Purchaser between the date hereof and Closing with full and unrestricted access to all physical sites, documents and materials which pertain to Environmental Matters for the Assets and shall make Vendor's environmental and production engineering personnel available to Purchaser at all reasonable times for the purposes of discussing Environmental Matters.

(d)
The Parties acknowledge and agree that Vendor shall remain liable for, and the indemnity provided by Purchaser in Subsection 6.2(a) shall not, under any circumstances, extend to environmental obligations and liabilities attributable to the Assets resulting from:

(i)
any illness, injury or death to any person, caused by an activity or omission of Vendor; and

(ii)
any and all criminal liability under Applicable Law, fines or penalties caused by, related to or arising in connection with violations of Environmental Laws by Vendor;

        which may have occurred or accrued prior to the Effective Time and which may be enforced subject to applicable limitation periods.

6.3   Indemnification for Representations and Warranties

(a)
After Closing and subject to all other provisions of this Article 6, Vendor shall continue to be liable for and indemnify, defend and save harmless Purchaser, its Affiliates and their respective directors, officers, employees, agents and representatives from and against any and all claims, demands, actions, causes of action, damages, losses, costs (including legal costs on a solicitor/client basis), liabilities or expenses suffered, or incurred by any of them, as a direct or indirect result of:

(i)
any breach of a representation or warranty of Vendor set forth in section 5.1; and

(ii)
any breach of a covenant or agreement of Vendor contained in this Agreement.

(b)
After Closing and subject to all other provisions of this Article 6, Purchaser shall continue to be liable for and indemnify, defend and save harmless Vendor, its Affiliates and their respective directors, officers, employees, agents and representatives from and against any and all claims, demands, actions, causes of action, damages, losses, costs (including legal costs on a solicitor/client basis), liabilities or expenses suffered, or incurred by any of them, as a direct or indirect result of:

(i)
any breach of a representation or warranty of Purchaser set forth in section 5.1; and

(ii)
any breach of a covenant or agreement of Purchaser contained in this Agreement.

(c)
Except as provided in section 6.2, each of the indemnities specified in section 6.3(a) and (b) applies only to those claims made within 18 months of the Closing Date and to the extent that the liabilities, losses, costs, claims or damages suffered or incurred by Vendor or Purchaser, as the case may be, have not arisen as a result of the negligence or willful misconduct of the party claiming the indemnity or as a result of a breach of any of that party's covenants, warranties, representations or obligations under this Agreement.

6.4   Application to Other Documents

        The indemnities contained in sections 6.1, 6.2 and 6.3 shall apply to all assignments, transfers, conveyances, novations and other documents conveying the Assets to Purchaser despite the actual terms of those assignments, transfers, conveyances, novations and other documents.

6.5   Limitation

        All claims made pursuant to Articles 5 and 6 must be in writing and include particulars of the claim and of the facts giving rise to it. The liability of one party to the other for the aggregate of all claims made pursuant to Article 5 and sections 6.1 and 6.3 shall not exceed the Purchase Price.

6.6   Substitution and Subrogation

        To the extent possible, Vendor shall convey the Assets to Purchaser with full right of substitution and subrogation of Purchaser in the position of Vendor with respect to the benefit of all covenants and warranties previously given by others for the Assets or any part of them.

6.7   Performance Guarantee of Pacific

(a)
Should Purchaser fail to perform any of its covenants or obligations under this Agreement, or fail to provide or execute any of the documents set forth under this Agreement, or any of the documents set forth in Schedule "L", Pacific agrees it will fully guarantee the payment and performance of those obligations of Purchaser under this Agreement, any of the documents set forth under this Agreement or any of the documents set forth in Schedule "L" which have not been performed promptly upon demand therefor from Vendor subject to the limitations, disclaimers and conditions contained in this Agreement. All defences and counterclaims available to Purchaser shall also be available to Pacific. Vendor acknowledges and agrees that Pacific is executing this Agreement only for the purposes of assenting to this provision and making the related representations and warranties in section 5.4 of this Agreement.

(b)
At any time after the tenth anniversary of the Closing Date, Pacific shall have the right to terminate its guarantee under section 6.7(a) by delivering to Vendor:

(i)
a written agreement, in a form reasonably satisfactory to Vendor, executed in favour of Vendor by any Affiliate of Pacific or Purchaser (the "Substitute Guarantor") whereby the Substitute Guarantor assumes all of the obligations of Pacific under section 6.7 (a); and

(ii)
an audited balance sheet of the Substitute Guarantor prepared in accordance with GAAP that shows the Substitute Guarantor having a net worth of at least one hundred million dollars ($100,000,000) as of the close of the Substitute Guarantor's fiscal year immediately preceding delivery of the assumption agreement and balance sheet.

        Upon delivery by Pacific of the foregoing documents, Pacific's obligations under this agreement shall terminate and be null and void, except that Pacific shall continue to be liable under Section 6.7(a) with respect to any claims filed by Vendor prior to such delivery.

(c)
If at any subsequent point in time after the assumption of obligations by the Substitute Guarantor as provided in section 6.7(b), the Substitute Guarantor shall cease to maintain a net worth greater than that set out in section 6.7(b)(ii) as a result of any affirmative act or acts of the Substitute Guarantor or its owners to restructure the assets or capital structure of the Substitute Guarantor, then Pacific shall provide to Vendor a written agreement, in a form reasonably satisfactory to

  Vendor, executed in favour of Vendor by Pacific, whereby Pacific re-assumes all of the obligations under section 6.7(a), subject again to Sections 6.7(b) and (c).

(d)
In the event Pacific and its Affiliates at any time after the Closing Date divest themselves of assets and interests in entities such that Pacific or the Substitute Guarantor, as applicable, no longer holds any material ownership interest, direct or indirect, in the assets that make up what is, as of the date hereof, commonly referred to as the Rangeland pipeline system and the Mid Alberta pipeline; then Pacific or the Substitute Guarantor may assign its obligations under section 6.7(a) to the purchaser of such assets or entities provided Vendor, acting reasonably, consents to the assignment and the purchaser enters into a written agreement, in favour of Vendor, in a form reasonably satisfactory to Vendor whereby the purchaser assumes the obligations of Pacific or the Substitute Guarantor under 6.7(a), in which case Pacific shall be released from the obligations specified in Subsection 6.7(a).

ARTICLE 7
GENERAL

7.1   Consequences of Termination

        If this Agreement is terminated in accordance with its terms prior to the Closing, then the parties shall be released from all of their obligations under this Agreement except as follows:

(a)
a party shall remain liable for breaches of any covenants, warranties, representations or other obligations prior to the time at which termination occurs;

(b)
each party shall be responsible for its own costs;

(c)
if Closing does not occur due to a breach of representation or warranty made by Purchaser in section 5.3 or a breach of Purchaser of a covenant in this Agreement or as a consequence of the failure to satisfy the conditions precedent in section 4.5, the Deposit shall be forfeited to and retained by Vendor for its own account absolutely as a genuine preestimate by Vendor and Purchaser of Vendor's entire liquidated damages as a result of such breach and the retention of the Deposit by Vendor in such circumstances shall be Vendor's sole remedy in the event of such breach by Purchaser; and

(d)
if Closing does not occur for any reason or circumstance other than specified in section 7.1(c), the Deposit with interest thereon at Prime, calculated from the date the Deposit is received by Vendor up to, but not including, the date the Deposit is refunded, shall be returned to Purchaser for the account of Purchaser absolutely.

        If this Agreement is terminated, Purchaser shall immediately return to Vendor all materials delivered to Purchaser by Vendor, together with all copies of them that may have been made by Purchaser.

7.2   Notices

(a)
All notices and other communications given in connection with this Agreement shall be in writing and may be given by delivering them or mailing them by registered mail or sending them by facsimile or other similar form of communication to the parties at the following addresses:

VENDOR:	Imperial Oil Resources, 237 - 4th Avenue S.W. Box 2480, Station M Calgary, Alberta T2P 3M9
	Attention:	Manager, Asset Enhancement
	FAX:	(403) 237-4265
PURCHASER:	Rangeland Northern Pipeline Company Suite 810, 555 - 4th Avenue S.W. Calgary, Alberta T2P 3E7
	Attention:	Vice-President, Operations
	FAX:	(403) 263-1715
GUARANTOR:	Pacific Energy Partners, L.P. 5900 Cherry Avenue Long Beach, CA 90805-4408 USA
	Attention:	President
	FAX:	(562) 728-2823
(b)
Any notice, direction or instrument shall:

(i)
if delivered, be deemed to have been given or made at the time of delivery;

(ii)
if mailed by registered mail and properly addressed, be deemed to have been given or made on the 7th day following the day on which it was mailed. If at the time of mailing or between the time of mailing and the actual receipt of the notice, a mail strike, slowdown or other labour dispute occurs that may affect the delivery of the notice by mail, then the notice is effective only if actually delivered or if given in accordance with paragraph (iii); and

(iii)
if sent by facsimile or other similar form of communication, be deemed to have been given or made on the first Business Day following the day on which it was sent.

(c)
Any party may give written notice of change of address in the same manner described in this section, in which event subsequent notices and other communications shall be given to that party at the changed address.

7.3   Public Announcements

        Vendor and Purchaser shall cooperate with each other in releasing information concerning this Agreement and the transactions provided for by it, and shall furnish to and discuss with the other party drafts of all press and other releases prior to publication. This section does not prevent either party from furnishing information to any Government Authorities or to the public if required by law, however, the parties shall advise each other in advance of any public statement they propose to make regarding this Agreement.

7.4   Transfer of Ownership

(a)
Vendor shall prepare all transfers, conveyances and documents required to assign the interest of Vendor in and to the Assets to Purchaser at Purchaser's cost, none of which shall confer or impose upon a party a greater right of obligation than contemplated in this Agreement.

(b)
After Closing Date, Purchaser shall, unless otherwise agreed by Vendor, promptly register in the applicable registry all registrable transfers, conveyances and changes of name related to the Assets. Purchaser shall be responsible for notifying product purchasers, suppliers, contractors, Government Authorities and any other Third Party of its acquisition of the Assets. Purchaser is responsible for all costs of registration and all costs associated with obtaining execution by Third Parties where their execution is required. One copy of those documents evidencing execution by Third Parties or registration, as applicable, shall be provided to Vendor by Purchaser as soon as is reasonably possible. Where necessary, Purchaser shall erect, install or correct any signs as may be required by Government Authorities indicating ownership or operatorship of the Assets and Vendor may remove any signs that indicate Vendor's ownership or operation of the Assets.

7.5   Line Fill

        Existing line fill in the Pipeline Assets is owned by Vendor and will be displaced by line fill owned by Purchaser on the basis of first in—first out.

7.6   Further Assurances

        Vendor and Purchaser shall on and after Closing Date, at the request of the other and without further consideration, do and perform all further acts and execute and deliver all further documents reasonably required and co-operate in securing execution of all documents by Third Parties where required to ensure the conveyance of the Assets to Purchaser and to ensure the carrying out of the terms of this Agreement.

7.7   Confidentiality

        The information disclosed under the Confidentiality Agreement (the "Confidential Information") shall be governed by the Confidentiality Agreement provided that upon Closing, the Purchaser's rights to use or disclose such information shall be subject only to any document of title governing the Assets. Purchaser and Pacific or their respective officers, employees or representatives shall not disclose any information concerning any aspect of the transactions contemplated by this Agreement, to anyone other than as required by Government Authorities or by law without the prior written consent of Vendor. This obligation terminates when that information becomes generally available to the public other than through the breach by Purchaser or Pacific or their respective officers, employees or representatives, or after completion of the purchase of the Assets by Purchaser.

7.8   Assignment

        Neither party may assign its interest in or under this Agreement without the prior written consent of the other party provided that either party may assign their entire interest in this Agreement to an Affiliate without the other party's prior written consent. Any assignment shall take effect upon notice thereof being given to the other party together with the written assumption of such assignee of all the obligations hereunder of the assigning party.

7.9   Enurement

        This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

7.10 Time of Essence

        Time is of the essence.

7.11 Governing Law

        This Agreement will be interpreted and enforced in accordance with the laws in force in the Province of Alberta, and each of the parties submits to the jurisdiction of the courts of the Province of Alberta for the interpretation and enforcement of this Agreement.

7.12 Waiver

        A waiver by either party is not effective unless in writing, and a waiver affects only the matter and its occurrence specifically identified in the writing granting the waiver and does not extend to any other matter or occurrence.

7.13 Non-Merger

        The provisions contained in this Agreement shall survive Closing Date and shall not merge in any conveyance, transfer, assignment, novation agreement or other document or instrument issued pursuant to or in connection with this Agreement.

7.14 Supercedes Letter of Intent

        This Agreement supersedes the Letter of Intent.

7.15 Counterpart

        This Agreement may be executed in as many counterparts as are necessary and all executed counterparts together shall constitute one agreement.

THE PARTIES HAVE EXECUTED THIS AGREEMENT AS FOLLOWS:

IMPERIAL OIL, by its partners,

IMPERIAL OIL LIMITED,	RANGELAND NORTHERN PIPELINE
by its attorney	COMPANY by:
/s/ PHILLIP J. GRAHAM Phillip J. Graham	/s/ IRVIN TOOLE, JR. Irvin Toole, Jr.
Manager—Asset Enhancement	President and Chief Executive Officer

McCOLL-FRONTENAC PETROLEUM INC.,	PACIFIC ENERGY PARTNERS L.P.
by its attorney	By Pacific Energy GP, Inc, its general partner By:
/s/ PHILLIP J. GRAHAM Phillip J. Graham	/s/ IRVIN TOOLE, JR. Irvin Toole, Jr.
Manager—Asset Enhancement	President and Chief Executive Officer

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AGREEMENT OF PURCHASE AND SALE